Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Thomas G. Bevivino Chief Operating Officer & Executive Vice President Email: tbevivino@severnbank.com Phone: 410.260.2000

Severn Bancorp, Inc. Announces Sale of Loans

Annapolis, MD (September 27, 2013) – Severn Bancorp, Inc., (Nasdaq: SVBI) parent company of  Severn Savings Bank, FSB (“ the Bank”), announced today that the Bank sold certain underperforming loans with a book value of approximately $33 million for a sale price of approximately $23 million. As a result of the sale, the Bank will experience a pre-tax charge to income for the 3rd quarter of approximately $10 million.

“The bulk sale of these loans included performing and non-performing loans,” stated Alan J. Hyatt, president and chief executive officer.  Mr. Hyatt continued, “This transaction speeds up improvement in our credit quality, lowers our problem loans to assets ratio to a more acceptable level and allows the Bank to focus on new business. The sale of underperforming loans is an important initiative to clean up the Bank’s balance sheet.  Expenses related to managing loans will be reduced with the removal of this group of loans, and management continues to explore the option for additional sales of other assets. We look forward to the opportunity to redirect Bank resources to the more productive activities that will result in improving earnings, sustained profitability and opportunities for long-term success.”

About Severn Savings Bank:
Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $840 million and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.

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Forward Looking Statements
In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements.  The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements.  Severn’s operations and actual results could differ significantly from those discussed in the forward-looking statements.  Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in Severn’s general market area, federal and state regulation, competition and other factors detailed from time to time in Severn’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in Severn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.